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EXHIBIT 99.1


                    EMRISE CORPORATION TO RESTATE FINANCIALS

RANCHO CUCAMONGA, Calif.--(BUSINESS WIRE)--May 9, 2006--EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense and aerospace electronic components and communications equipment, today announced that it plans to restate its financial statements for 2005 and 2004 due to the apparent premature recognition during the quarter ended December 31, 2004 of approximately $224,000 of net sales of communications test equipment units that were not actually delivered to the customer during that quarter and thus did not meet all applicable revenue recognition criteria until after that quarter.

These $224,000 of net sales were included in the Company's $9,768,000 and $29,861,000 of total net sales previously reported for the quarter and year ended December 31, 2004, respectively, and it appears, represented approximately $165,000 of the Company's $883,000 and $1,480,000 of net income previously reported for the quarter and year ended December 31, 2004, respectively.

To the extent it is finally determined that all applicable revenue recognition criteria were met for these units during the quarter ended March 31, 2005, these $224,000 of net sales would be added to the $7,299,000 and $41,046,000 of total net sales previously reported for the quarter ended March 31, 2005 and year ended December 31, 2005, respectively, and would decrease the Company's $350,000 net loss previously reported for the quarter ended
March 31, 2005 and increase the Company's $1,288,000 net income previously reported for the year ended December 31, 2005 by approximately $165,000.

The Company's audit committee is conducting an investigation into this matter in response to an inquiry by the staff of the Securities and Exchange Commission's Division of Enforcement. The audit committee's investigation has revealed that Company documentation relating to the invoicing and shipment of the above-referenced units prior to January 2005 is false and/or misleading. Responsibility for the false and/or misleading documentation and the resulting misstatement in the Company's financial statements has not been fully ascertained. The audit committee continues to investigate this situation with the assistance of outside legal and accounting professionals.

The Company intends to prepare amendments to its periodic reports to reflect the change in the timing of recognition of the sales. Because the audit committee's investigation is ongoing, the information noted above is subject to change.

The Company is in the process of preparing its Form 10-Q for the quarter ended March 31, 2006, which quarterly report is due on or before May 15, 2006. However, the Company anticipates delaying the filing of its quarterly report until the audit committee's investigation is complete and the Company files its restated financial statements.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the actual types and amounts of adjustments to be made to the Company's financial statements, the periods as to which adjustments may be required, and the timing of the preparation and filing of amended and new periodic reports, are forward-looking statements that involve a number of risks and uncertainties. The actual future results could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, additional information that may be discovered and actions that may be taken in the course of the audit committee's investigation and in connection with the Securities and Exchange Commission inquiry; any actions that any governmental, judicial or regulatory agencies may take with regard to the Company or its affiliates or customers; and other risks detailed from time to time in the Company's public statements and its periodic reports and other filings with the Securities and Exchange Commission.

Contact:

Carmine T. Oliva, Chief Executive Officer
(909) 987-9220